UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007

TRANSCOMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-33355	54-2032355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4235 Innslake Drive Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2007, TransCommunity Financial Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Community Bankers Acquisition Corp. (“CBAC”). The Merger Agreement sets forth the terms and conditions of CBAC’s acquisition of the Company through the merger of the Company with and into CBAC (the “Merger”). TransCommunity Bank, N.A., a wholly owned subsidiary of the Company, will become a wholly owned subsidiary of CBAC in the Merger.

Under the terms of the Merger Agreement, CBAC will issue to the shareholders of the Company, for each share of the Company’s common stock that they own, 1.4200 shares of CBAC’s common stock (the “Exchange Ratio”), subject to adjustment as described below. If the daily average closing price for CBAC’s common stock for the 20 consecutive days of trading in such stock ending five days before the closing date is less than $7.42, CBAC will increase the Exchange Ratio to the quotient obtained by dividing $10.5364 by such daily average closing price. There will be no adjustment if such daily average closing price is $7.42 or greater.

In addition, at the effective time of the Merger, each outstanding option to purchase shares of the Company’s common stock under any of the Company’s stock plans shall vest pursuant to its terms and shall be converted into an option to acquire the number of shares of CBAC’s common stock equal to the number of shares of the Company’s common stock underlying the option multiplied by the Exchange Ratio. The exercise price of each option will be adjusted accordingly.

The Merger Agreement also provides for the headquarters of the CBAC to move to the headquarters of the Company. Following the consummation of the Merger, the Board of Directors of CBAC will consist of 10 directors, four of whom will be nominated by CBAC and six of whom will be nominated by the Company. In addition, the chief executive officer and chief financial officer of the Company will take those positions with CBAC, and the chief executive officer of CBAC will become its chief strategic officer.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the shareholders of each of the Company and CBAC and the receipt of all required regulatory approvals. The Merger is expected to be completed in the fourth quarter of 2007.

A copy of the Merger Agreement is being filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 1.01. The description of the Merger Agreement above is a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been included to provide information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. Such information can be found in the other public filings that the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by the Company are qualified by information in the confidential disclosure schedules attached to the Merger Agreement. While the Company does not believe that these schedules contain information that securities laws require it to disclose publicly, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

Each director and executive officer of the Company entered into a Support Agreement with CBAC and the Company in connection with the execution of the Merger Agreement. In the Support Agreement, each individual agreed to vote the shares that he or she owns in favor of the Merger and against any competing transactions, as described in the Support Agreement, that may arise. In addition, each individual agreed to not transfer such shares as provided in the Support Agreement. A copy of the Support Agreement is being filed as Exhibit C to the Merger Agreement and is incorporated by reference into this Item 1.01.

A copy of the Company’s press release announcing the Merger is being filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2007, by and between Community Bankers Acquisition Corp. and TransCommunity Financial Corporation.

99.1	Press Release dated September 6, 2007, announcing execution of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCOMMUNITY FINANCIAL CORPORATION

Date: September 6, 2007	By:	/s/ Bruce B. Nolte
Bruce B. Nolte
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2007, by and between Community Bankers Acquisition Corp. and TransCommunity Financial Corporation.

99.1	Press Release dated September 6, 2007, announcing execution of the Merger Agreement.